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                                  EXHIBIT 99.2

               POET HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

SAN MATEO, California -- October 23, 2001 -- Poet Holdings, Inc. (Neuer Markt:
POXA) today announced financial results for the three month period ended September 30, 2001 (current quarter). Revenues for the current quarter decreased 44%, to $1.8 million, as compared with revenues of $3.3 million for the same period in 2000. The net loss for the current quarter was $3.3 million, or $0.30 per share, based on weighted average shares outstanding of 10,848,000, compared to a net loss of $2.5 million, or $0.24 per share, based on weighted average shares outstanding of 10,691,000, for the same period in 2000. Total operating expenses for the current quarter decreased approx. $1.1 million to $4.7 million as compared to $5.8 million for the same period in 2000.

Product revenues decreased $1.5 million, or 59%, in the current quarter, as compared with product revenues for the quarter ended September 30, 2000. eSupplier Solutions product revenues decreased approx. $0.7 million, or 71%, to $0.3 million in the current quarter, from approx. $1.0 million in the same period 2000. Poet closed license deals with significant new eSS customers including Mitsubishi, Linde and Schaefer Shop. Fast Objects product revenues decreased approx. $0.6 million, or 44%, to $0.8 million in the current quarter, from approx. $1.4 million in the same period in 2000. The company closed license deals with promising new FastObjects customers including the Simatic group of Siemens, the National Simulation Center and Immunex, and closed follow-on business with Siemens and Datacard. Total service revenues increased approx. $0.1 million to $0.8 million in the current quarter, from approx. $0.7 million in the same period in 2000.

As of September 30, 2001, Poet had more than $24 million in cash reserves. The company is hopeful that the business will recover during the fourth quarter and is currently forecasting revenues between $2.4 to $2.7 million for the period. The company has successfully lowered its expenses by $0.5 million in the third quarter compared to the second quarter of 2001, and the company will continue to significantly reduce its expenses during the next two quarters.


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Poet will release additional information, including the balance sheet and the statement of operations, in today's press release.